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                                                                  EXHIBIT 21.1


                         Subsidiaries of Registrant


Wholly-owned subsidiaries of the Company include JBM Venture Co., Inc.,
JBM Retail Company, Inc., Delaware corporations, Exclusive Diamonds International, Ltd., an Israeli company, Jan Bell de Mexico, S.A. de C.V., and Elico Mexicana, a Mexican corporation, and Jan Bell Marketing/Puerto Rico, Inc., a Puerto Rican corporation.